Exhibit 99.2

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FOR IMMEDIATE RELEASE	NR07-07

DYNEGY TO LAUNCH NEW $1.25 BILLION REVOLVING AND

TERM LETTER OF CREDIT FACILITY

HOUSTON (March 1, 2007) – Dynegy Inc. (NYSE:DYN) today announced that its indirect wholly-owned subsidiary, Dynegy Holdings Inc. (DHI), will launch on Friday, March 2 a new senior secured credit facility that proposes to amend and restate its current senior secured credit facility. Dynegy proposes to increase the revolving credit component of the facility from $470 million to $750 million and the term letter of credit component of the facility from $200 million to $500 million.

“This new credit facility will create greater financial flexibility for the combined Dynegy/LS Power enterprise,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “As with other financial transactions entered into by the company, the new credit facility demonstrates a strong working relationship with our banking partners, their belief in the company and desire to be a part of Dynegy’s future.”

The new bank facility is targeted to close at the end of the first quarter 2007 in connection with the proposed merger between Dynegy and LS Power. The $750 million revolving credit portion of the facility is anticipated to mature in April 2012. The $500 million term letter of credit portion of the facility is anticipated to mature in April 2013. Terms of the facility will be disclosed upon completion.

Both the revolving credit facility and the term letter of credit facility will be available for general corporate purposes and to support activities of certain subsidiaries of Dynegy and DHI, to the extent permitted by the credit facility documentation. The revolving credit facility will also be available for letters of credit and may be used by DHI to provide funds to Dynegy for the repayment in full of the $275 million subordinated note to be issued pursuant to the previously announced merger agreement between Dynegy and LS Power.

The lead arrangers for the new facility are Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 12,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the creation of greater financial flexibility for the combined Dynegy/LS Power enterprise; closing of the new credit facility, including the anticipated terms and benefits upon completion; and availability of the credit facility for general corporate purposes, letters of credit and repayment of the anticipated subordinated note. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include implications of resulting financial flexibility of the combined Dynegy/LS Power enterprise, the availability, ability to consummate the credit facility on the terms Dynegy currently contemplates, if at all, or that Dynegy will realize the expected benefits from such credit facility. Further, Dynegy cannot assure you that the use of the credit facility will be available for purposes described above or that the previously announced merger agreement between Dynegy and LS Power will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on the SEC’s web site at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available. DYNC

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